SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2002

NEXELL THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-19153	06-1192468
(Commission File Number)	(I.R.S. Employer Identification No.)

9 Parker, Irvine, California	92618-1605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 470-9011

(NOT APPLICABLE)
(Former name or former address, if changed since last report)

Item 1.    Changes in Control of Registrant.

Included as Exhibit 99.1 is a press release entitled “Nexell Therapeutics Announces Director and Officer Changes and Partial Conversion of Preferred Stock” issued by Nexell Therapeutics Inc. (“Nexell”) on November 4, 2002. The transactions referred to in the press release could be deemed to effect a change in control of Nexell. Pursuant to a Process Agreement dated October 16, 2002 between Nexell, Baxter Healthcare Corporation (“Baxter”) and Baxter International Inc. and notwithstanding the liquidation preference of the holders of Nexell’s Series A Preferred Stock and Series B Preferred Stock in the aggregate amount of approximately $152 million as of October 16, 2002, Baxter agreed to permit a liquidating distribution to the holders of Nexell’s common stock (other than Baxter and its affiliates) in an amount of $0.05 per share (but not to exceed an aggregate amount of $872,026 to all holders of common stock). The Series B Preferred Stock was previously held by four institutional investors and their affiliates. On October 23, 2002 Baxter acquired the Series B Preferred Stock from these institutional investors for an aggregate payment by Baxter to them of $72,658,868. The source of the funds used by Baxter was internally generated funds. The Series B Preferred Stock was subject to certain put rights granted by Baxter International Inc. on November 24, 1999, pursuant to which Baxter International Inc. was obligated to purchase such shares, at the option of the holders of such shares, for $72,658,868 plus an interest factor. Baxter exercised the put rights in full on October 31, 2002. The parties also agreed, pursuant to the terms of a Side Letter Agreement dated November 24, 1999, among Baxter International Inc., Nexell and certain other parties, that the conversion price of the Series B Preferred Stock in the hands of Baxter following the exercise of the put rights would be adjusted to a price of $0.09 per share. On November 1, 2002 Baxter converted 1,321 shares of the Series B Preferred Stock into 14,677,631 shares of common stock, resulting in Baxter and its affiliates holding 18,177,631 shares of common stock, constituting 51% of the outstanding shares of common stock. The remaining Series B Preferred Stock and all of the Series A Preferred Stock were not converted to common stock and retain their liquidation preference in the aggregate amount in excess of approximately $150 million.

Victor W. Schmitt, an employee of Baxter, was appointed to the Board of Directors of Nexell effective October 17, 2002.

Item 7.    Financial Statements and Exhibits.

The following exhibits are filed as a part of this report:

Exhibit No

10.117
Process Agreement dated October 16, 2002 between Nexell Therapeutics Inc., Baxter Healthcare Corporation and Baxter International Inc. (previously filed as part of Nexell’s Current Report on Form 8-K filed with the Commission on October 18, 2002).

99.1	Press release of Nexell Therapeutics Inc. dated November 4, 2002

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXELL THERAPEUTICS INC.

By:	/s/ VICTOR W. SCHMITT
Victor W. Schmitt President and Chief Executive Officer

Date:  November 4, 2002

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EXHIBIT INDEX

Exhibit No

10.117
Process Agreement dated October 16, 2002 between Nexell Therapeutics Inc., Baxter Healthcare Corporation and Baxter International Inc. (previously filed as part of Nexell’s Current Report on Form 8-K filed with the Commission on October 18, 2002).

99.1	Press release of Nexell Therapeutics Inc. dated November 4, 2002	Filed herewith.

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